Exhibit (j)


           CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC
                                ACCOUNTING FIRM

We consent to the reference to our firm under the caption "Financial Highlights" in the DWS Short Duration Plus Fund's (formerly Scudder Limited-Duration Plus Fund and formerly Scudder PreservationPlus Income Fund) Class A and Class C Shares and Investment Class Prospectuses and to the incorporation by reference in Post-Effective Amendment Number 125 to the Registration Statement (Form N-1A, No. 33-07404) of our report dated November 19, 2004, on the financial statements and financial highlights of Scudder PreservationPlus Income Fund, included in the Scudder PreservationPlus Income Fund Annual Report dated September 30, 2004.

                                                     /s/ERNST & YOUNG LLP

Boston, Massachusetts
January 25, 2006